Exhibit (5)(v)

AMENDED AND RESTATED
PRINCIPAL UNDERWRITING AND DISTRIBUTION SERVICES AGREEMENT
FOR THE COLLEGE RETIREMENT EQUITIES FUND

THIS AGREEMENT, originally made the 1st day of January, 2009, and amended as of May 1, 2016, is by and between the College Retirement Equities Fund (“CREF”), a special purpose New York not-for-profit membership corporation registered as an open-end management investment company, and TIAA-CREF Individual & Institutional Services, LLC (“TC Services”), a Delaware limited liability company registered as a broker-dealer with the Securities and Exchange Commission (“SEC”).

WITNESSETH:

WHEREAS, CREF issues variable annuity certificates and contracts (together, the “Contracts”) designed for use under retirement and tax-deferred savings plans adopted by nonprofit colleges, universities, institutions engaged primarily in education or research, governments and their agencies and instrumentalities, and other nonprofit institutions as well as tax-deferred savings accounts for individuals affiliated with such institutions; and

WHEREAS, CREF and TC Services had previously entered into a Distribution and Administrative Services Agreement with regard to CREF dated December 17, 1991 (as amended from time to time, the “DAS Agreement”) under which TC Services provided both distribution and administrative services to CREF, as contemplated and authorized pursuant to an exemptive order granted by the SEC to CREF on December 19, 1990; and

WHEREAS, as of January 1, 2009, CREF and TC Services have terminated the DAS Agreement and have entered into this Agreement, and, as of the same date, CREF has entered into a separate agreement with Teachers Insurance and Annuity Association of America (“TIAA”) pursuant to which TIAA will provide administrative services on behalf of CREF (“Administrative Services Agreement”); and

WHEREAS, CREF is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and currently consists of eight investment portfolios (the “Accounts”), and may consist of additional investment portfolios in the future, as set forth on Schedule A hereto, as amended from time to time; and

WHEREAS, Services is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”) (formerly the National Association of Securities Dealers, Inc. (“NASD”)); and

WHEREAS, CREF has registered the Contracts under the Securities Act of 1933, as amended (the “1933 Act”) and desires to sell the Contracts through TC Services, as principal underwriter of the Contracts, and TC Services is willing to distribute the Contracts in the manner and on the terms set forth in this Agreement; and

WHEREAS, TC Services will be the principal underwriter distributing the Contracts and will provide distribution services for CREF as described below; and

WHEREAS, CREF has adopted a plan of distribution under Rule 12b-1 of the 1940 Act (“l2b-1 Plan”); and

WHEREAS, CREF and TC Services desire to assure that (i) all charges incurred by CREF hereunder are in accordance with the applicable insurance laws and regulations governing transactions with affiliates, with the 1940 Act and the rules thereunder, including all exemptive relief granted to CREF by the SEC, and with all other applicable laws and regulations and that (ii) all services are provided to CREF “at cost” pursuant to the reimbursement arrangement provided herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, CREF and TC Services agree as follows:

1.	Distribution of the Contracts.

(a)     CREF appoints TC Services as the principal underwriter and distributor of the Contracts and grants to TC Services the exclusive right, subject to the requirements of the 1933 Act, the 1940 Act, the 1934 Act, FINRA’s Conduct Rules and the provisions of the Charter, Constitution and Bylaws of CREF and subject to the supervision, direction and control of the Board of Trustees of CREF (the “Board”), in accordance with the terms set forth in this Agreement, to distribute the Contracts during the term of this Agreement. TC Services accepts such appointment and agrees that it will, directly or through its agents: (1) use its best efforts to distribute the Contracts; (2) provide advice services to participants in CREF in connection with their CREF accumulations; (3) provide assistance in designing, installing and providing services for retirement plans for participating institutions that offer the Accounts as investment options (“Plans”) and to participants and prospective participants in the Plans; and (4) perform other services primarily intended to result in the sale of the Contracts or interests in the Accounts (the services referred to in this paragraph are referred to as “Distribution Services”). Distribution Services include, but are not limited to, the Distribution Services set forth below, to the extent that they are intended to result in the sale of Contracts or interests in the Accounts:

(i)	Plan enrollment services to qualified institutions, including providing enrollment kits to potential Plan participants;

(ii)	providing access to customers to allow the purchase of the Contracts;

(iii)	pre-screening of CREF customers and providing assistance to CREF customers in opening new accounts;

(iv)	handling outbound and inbound sales calls for the Accounts;

(v)	advertising for CREF (TC Services shall be responsible for filing all promotional, sales and advertising material related to the Contracts, as required, with FINRA and any state securities regulatory authorities. TC Services shall be responsible for filing all promotional, sales or advertising material, as required, with any state insurance regulatory authorities. The parties shall notify each other expeditiously of any comments provided by the SEC, FINRA or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable);

(vi)	printing and mailing of promotional, sales and advertising materials for CREF;

(vii)	distributing definitive CREF prospectuses and required information to prospective purchasers of CREF;

(viii)	effecting securities transactions involving the Contracts, including accepting orders for purchases, sales or transfers of accumulations;

(ix)	providing confirmation of securities transactions in CREF;

(x)	resolving CREF customer complaints/grievances relating to TC Services’ provision of Distribution Services (in resolving such complaints/grievances, TC Services shall follow the procedures set forth in Section 9(b));

(xi)	maintaining books and records as required under applicable law with respect to the distribution of the Contracts;

(xii)	providing duly registered or otherwise qualified personnel for the performance of the Distribution Services under the Federal Securities Laws (defined below) and any applicable securities laws of any state or other jurisdiction in which the Contracts may lawfully be sold; and

(xiii)	maintaining sufficient facilities to perform the services under this Agreement.

CREF shall reimburse TC Services for the cost of (1) the services called for under this Agreement, as well as (2) related services that benefit the TIAA pension platform or other retirement offerings and that may reasonably be allocated to CREF on the basis of indirect benefits to CREF; however, any services that are primarily intended to result in the sale of CREF contracts or units of interest may only be borne by CREF under this Agreement.

CREF shall not bear the expense of any service for which the expense is deemed unreasonable by the Board, following consultation with TC Services. Upon request by the Board or a committee of the Board, TC Services shall furnish such information as may reasonably be necessary, as determined by the Board, for the Board to evaluate the reasonableness of the allocation of expenses to CREF.

(b)     Each party and their respective agents will implement and maintain appropriate measures reasonably designed to meet all applicable legal and regulatory requirements in connection with its performance of obligations with respect to the Contracts including, without limitation, those applicable to safeguarding customer information and customer information systems. TC Services agrees to comply with the applicable requirements of the securities laws as defined in Section 3(a)(47) of the 1934 Act, including any applicable rules or interpretations thereunder (hereinafter the “Federal Securities Laws”), any applicable securities laws of any state or jurisdiction in which the Contracts are offered or sold, and the requirements of FINRA. More specifically, and without limitation, to the extent necessary to perform the Distribution Services, TC Services and its associated persons performing the Distribution Services will be duly registered or otherwise qualified under the Federal Securities Laws and any applicable securities laws of any state or other jurisdiction in which the Contracts may lawfully be sold and in which TC Services is licensed or otherwise authorized to sell the Contracts. TC Services has, and assumes, full responsibility for the securities activities of all persons engaged directly or indirectly in the performance of the Distribution Services, and each such person will be considered a “person associated” of TC Services as defined in Section 3(a)(18) of the 1934 Act, and, therefore, a person for whom TC Services has full responsibility in connection with training, supervision, and control as contemplated by Section 15(b)(4)(E) of the 1934 Act. TC Services will be responsible for the training, supervision and control of its associated persons for the purpose of the NASD/FINRA Conduct Rules and the Federal Securities Laws and state securities law requirements applicable in connection with the offering and sale of the Contracts. In this connection, TC Services will adopt, retain, and revise, as necessary, written supervisory procedures in compliance with FINRA Rule 3110 (or a successor regulation issued by FINRA). As part of its compliance responsibilities, TC Services specifically agrees that it will institute procedures to comply with FINRA Rule 2330.

(c)     TC Services agrees to offer the Contracts for sale in accordance with the then-current prospectus for the Contracts (as the same may be supplemented from time to time, the “Prospectus”) filed with the SEC and deliver the Prospectus that describes the Contracts to the extent required under the 1933 Act and 1940 Act and the rules promulgated thereunder.

(d)     CREF will furnish TC Services, at the expense of TC Services, with copies of all Prospectuses, financial statements and other documents that TC Services reasonably requires for use in connection with the distribution of the Contracts. TC Services will not give any information or make any representations other than those contained in such Prospectuses, financial statements, and other documents that CREF provides without first obtaining CREF’s written approval; provided, however, that this requirement will not prevent TC Services from preparing or distributing sales literature or other related material that complies with all relevant securities law requirements.

(e)     TC Services agrees to perform or supervise the performance of all Distribution Services, including providing or supervising the provision of confirmations of securities transactions pursuant to 1934 Act Rule 10b-10 (or any applicable relief granted thereunder) and filing marketing materials with FINRA. TC Services will send or arrange to be sent a confirmation for each such transaction in accordance with the Federal Securities Laws (or any relief granted thereunder), and each such confirmation will reflect the facts of the transaction, and in such instances when TIAA is providing such confirmation, the form thereof will show that it is being sent on behalf of TC Services acting in the capacity of agent for CREF.

(f)     TC Services, in conjunction with the Board, will develop service metrics where practicable for the performance of certain Distribution Services, as reasonably requested by the Board (the “Service Metrics”), based on considerations of quality service and reasonable cost, for review by the Board, and will report to the Board its performance under the Service Metrics annually and at such other times as the Board may reasonably request.

2.	Books and Records.

(a)     TC Services will maintain and preserve all required books of account and related financial records as are required by the Federal Securities Laws, NASD/FINRA Rules and any other applicable laws and regulations necessary for the performance of this Agreement. All books and records maintained by TC Services in connection with the offer and sale of the Contracts will be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act or the corresponding provisions of any future federal securities laws or regulations, to the extent that such requirements are applicable to the Distribution Services. CREF will maintain or have maintained all required books of account and related financial records as are required by state insurance departments and any other applicable laws and regulations applicable to CREF’s responsibilities with respect to the Contracts. Each party or their agents will maintain back-up files for the records each is required to maintain under this Agreement, in order for such back-up records to be available in the event of a disaster.

(b)     Each party will cooperate with the other and all government authorities with due jurisdiction and self-regulatory organizations (as defined in Section 3(a)(26) of the 1934 Act) and will permit such other party and authorities including, without limitation, the SEC in accordance with applicable federal or state laws, regulations, and rules, including Section 17(a) of the 1934 Act and any appropriate state insurance departments reasonable access to its books and records in connection with any investigation, inspection or inquiry relating to this Agreement or the transactions contemplated under this Agreement. Each party will be and remain the sole owner of its respective records, books, documents, correspondence, papers and files, including without limitation business and corporate records, regardless of the use or possession by either party of the other party’s records. Books and records created and maintained by TC Services in connection with its performance of the Distribution Services are the property of TC Services and are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act. Each party will have the right, at its expense, to inspect, audit and copy (collectively, “Audit”) all pertinent books, records and accounts of the other in connection with the other party’s performance of obligations under this Agreement upon giving reasonable notice of its intent to conduct such an Audit. In the event of such an Audit, the party whose records are being Audited will give the Auditing party reasonable cooperation and access to all books, records and accounts necessary to perform the Audit. This provision will not preclude either party from keeping copies of such data or records for its own files.

(c)     CREF will, to the extent required under applicable state insurance laws, submit a copy of this Agreement to any state insurance regulator, including the insurance regulator for the State of New York. CREF will be solely responsible for complying with any state insurance law filing and reporting requirements, including filing a copy of this Agreement as an exhibit to the Registration Statement for the Contracts.

(d)     TC Services will have the responsibility for maintaining the records of sales representatives licensed, registered and otherwise qualified to sell the Contracts.

3.	Reports.

(a)     Each party will furnish the other with such reports as the other may reasonably request for the purpose of meeting each party’s applicable reporting and recordkeeping requirements with respect to its obligations under this Agreement and under applicable federal law, including the Employee Retirement Income Security Act and tax reporting, and the insurance laws of the State of New York and any other applicable states or jurisdictions. Each party will make available to the other upon request any filing or record that it files or provides to the SEC and any state (or other jurisdiction) securities or insurance regulator in connection with performing its respective obligations under this Agreement.

(b)     TC Services shall provide the Board with a written report at least quarterly stating the amounts expended and the purposes for which all expenditures related to performing the Distribution Services were made; and a written report at least annually (or more frequently if requested by the Board) setting forth such information as may reasonably be necessary for the Board to make an informed determination of whether the Rule I 2b-1 Plan should be continued.

4.         Expenses. TC Services will be responsible for all expenses in connection with furnishing the Distribution Services.

5.	Reimbursement of TC Services.

(a)     CREF shall reimburse TC Services for the cost of the Distribution Services provided by TC Services pursuant to this Agreement and the amount of expenses incurred by TC Services in performing the Distribution Services that are properly allocable to CREF as set forth in Section 1 of this Agreement. Reimbursement for such services and the amount of such expenses will be made through daily payments (as described below) based on the expense deduction rates as agreed upon from time to time between CREF and TC Services reflecting estimates of the cost of such services with the objective of keeping the payments as close as possible to actual expenses. As soon as practicable after the end of each quarter (usually within 30 days), the amount necessary to correct any differences between the payments and the expenses actually incurred will be determined, and this amount will be paid by or credited to TC Services, as the case may be, in equal daily installments over the remaining days in the quarter, provided that material differences may be repaid in the current calendar quarter, in accordance with generally accepted accounting principles.

The current rate for the amounts payable from the net assets of each CREF Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day for performance of the Duties (the “Distribution Services Deduction Rate”) is set forth on Schedule B, as such Schedule shall be amended from time to time.

For purposes of this Agreement, “Valuation Day,” “Calendar Day,” and “Valuation Period” shall each be defined as specified in CREF’s current Prospectus.

(b)     In the event that CREF and TC Services enter into other agreements whereby TC Services provides services to CREF or CREF provides services to TC Services, the parties agree that payments made or owed pursuant to this Agreement may be netted against obligations owed or payments due pursuant to such agreements.

6.	Non-Exclusivity.

(a)     Ability to use service providers. TC Services is authorized to enter into separate written agreements on such terms and conditions as TC Services determines are not inconsistent with this Agreement with such other entities that agree to perform some or all of the Distribution Services; provided, however, that (1) TC Services will only enter into written agreements with broker-dealers, trust companies or banks for those Distribution Services that are required to be performed by a broker-dealer or an entity exempt from broker-dealer registration requirements (i.e. a bank or trust company) and (ii) TC Services remains responsible for its obligations under this Agreement and retains supervisory responsibility to the extent required under the Federal Securities Laws, the state securities laws of any applicable state, all applicable Federal and state banking statutes and regulations, and any applicable state insurance laws. Any such broker-dealer or bank will comply with the applicable requirements of the Federal Securities Laws, the securities laws of any state or jurisdiction in which the Contracts are offered or sold, the requirements of FINRA, and all Federal Securities Laws, and state securities and banking statutes and regulations, including but not limited to SEC Regulation R or any successor regulation. To the extent that TC Services contracts with any entity to perform Distribution Services, it will, among all other obligations under this Agreement applicable to such Distribution Service being subcontracted, satisfy the requirements in Section 1(c) of this Agreement, as applicable.

(b)     Other Products and Services. CREF and TC Services agree that the Distribution Services to be performed by TC Services under this Agreement are not to be deemed exclusive and TC Services is free to act as distributor of other insurance products or investment company shares or other securities issued by TIAA-CREF Life Insurance Company, TIAA or any entity affiliated therewith or controlled directly or indirectly thereby, or any nonaffiliated investment company or other issuer of securities. This Agreement will not restrict TC Services from offering any product or service that any unaffiliated registered broker-dealer may provide. To the extent that TC Services engages in broker-dealer activities other than performing the Distribution Services to or for the benefit of CREF under this Agreement, TC Services agrees that it will perform such activities in compliance with the requirements of the applicable Federal Securities Laws, the securities laws of any relevant state or jurisdiction, and the applicable requirements of FINRA.

(c)     Independent Contractor and Control. TC Services will, for all purposes in this Agreement, be deemed to be an independent contractor and will, unless otherwise provided or authorized, have no authority to act for or represent CREF in any way or otherwise be deemed an agent of CREF other than in furtherance of its performance of the Distribution Services, obligations and responsibilities as set forth in this Agreement. The performance of the Distribution Services by TC Services pursuant to this Agreement will in no way impair the absolute control of the business and operations of TC Services or CREF by their respective Boards of Managers/Trustees. TC Services will act under this Agreement so as to assure the separate operating identity of CREF. The business and operations of CREF will at all times be subject to the direction and control of the Board.

7.	Representations and Warranties; Performance Standards; Liability.

(a)	Representations and Warranties Regarding CREF and TC Services.

(i)	CREF represents and warrants that:

(1)	it is a special purpose nonprofit member corporation duly organized, validly existing, and in good standing under the laws of the State of New York;

(2)	it is supervised by the New York Department of Financial Services (“NYDFS”);

(3)	it is registered as an open-end management investment company under the 1940 Act;

(4)	it is registered or qualified in all capacities and jurisdictions required by reason of any offers or sales of the Contracts made pursuant to this Agreement;

(5)	the Contracts are registered as securities with the SEC and are filed and approved by the state insurance departments of all fifty states and the District of Columbia; and

(6)	it is duly authorized to enter into this Agreement.

(ii)	TC Services represents and warrants that:

(1)	it is a broker-dealer, duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(2)	it is registered as a broker-dealer under the 1934 Act, and is a member in good standing of FINRA;

(3)	it is registered or qualified in all capacities and jurisdictions required by reason of the performance of any of the Distribution Services;

(4)	it has established an anti-money laundering program that complies with applicable provisions of the USA PATRIOT Act, the Bank Secrecy Act, and related regulations and NASD/FINRA Rules; and

(5)	it is duly authorized to enter into this Agreement.

(b)     Performance Standards and Liability. TC Services shall not be liable for any error of judgment or mistake of law, or for any loss suffered by CREF in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of TC Services in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement. CREF shall not be liable for any error of judgment or mistake of law, or for any loss suffered by TC Services in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of CREF in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement. It is understood that trustees, officers, agents and members of CREF are or may become interested in TC Services as trustees, officers, agents, members, or otherwise, and that the trustees, officers, agents, and members of TC Services may become similarly interested in CREF; and that the existence of any such dual interest shall not affect the validity of this Agreement or any transaction hereunder except as provided in the Charter, Constitution, or Bylaws of CREF and TC Services, respectively, or by the specific provisions of applicable law.

8.	Regulation.

(a)     This Agreement is subject to the provisions of the applicable Federal Securities Laws and the rules, rulings, and interpretations thereunder, and of FINRA, as in effect from time to time, including such exemptions and other relief as the SEC, its staff, or FINRA may grant, and the terms of this Agreement will be interpreted and construed in accordance therewith.

(b)     TC Services will provide to all regulatory and administrative bodies having jurisdiction over the present and future operations of CREF any information, reports or other material which any such body by reason of this Agreement may request pursuant to applicable law or regulations. Without limiting the generality of the foregoing, TC Services will furnish to CREF and at the direction of CREF to the SEC, the U.S. Department of Labor, the Secretary of State of the State of New York and/or the NYDFS with any information or reports that CREF, the SEC, the U.S. Department of Labor, the Secretary ❑f State of the State of New York and/or the NYDFS may request in order to ascertain whether the operations of CREF are being conducted in a manner consistent with applicable laws or regulations.

(c)     Compliance with Rule 38a-1. TC Services shall continue to maintain written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1 policies and procedures”) consistent with those previously approved by the Board. TC Service’s Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations by CREF or TC Services of the federal securities laws as defined in Rule 38a-1, and which include the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury (the “Rule 38a-1 Securities Laws”).

(i)	Notice of Material Changes. TC Services will promptly provide CREF’s Chief Compliance Officer with any material changes that have been made to TC Services’ Rule 38a-1 policies and procedures.

(ii)	CCO Annual Compliance Review. TC Services agrees to cooperate with CREF in the annual review of TC Services’ Rule 38a- 1 policies and procedures conducted by the Chief Compliance Officer of CREF to determine the adequacy of TC Services’ Rule 38a-1 policies and procedures and the effectiveness of their implementation (the “Annual Review”). TC Services also agrees to cooperate with CREF in any interim reviews of TC Services’ Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments. Such cooperation includes, without limitation, furnishing such certifications, sub certifications, and documentation as CREF’s Chief Compliance Officer shall reasonably request from time to time and implementing any reasonable changes to TC Services’ Rule 38a-1 policies and procedures as requested by CREF’s Chief Compliance Officer.

(iii)	Access to Personnel. TC Services will provide CREF with ongoing, direct, and immediate access to TC Services’ compliance personnel and shall cooperate with CREF’s Chief Compliance Officer in carrying out CREF’s obligations under Rule 38a-1 to oversee the compliance program of TC Services.

(iv)	Notice of Material Compliance Matters. TC Services will promptly notify CREF in the event that a Material Compliance Matter occurs with respect to TC Services’ Rule 38a-1 policies and procedures and will cooperate with CREF in providing CREF with periodic arid special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Rule 38a-1 Securities Laws by TC Services (or its officers, directors, employees, or agents); (2) a violation of TC Services’ Rule 38a-I policies and procedures; or (3) a weakness in the design or implementation of TIAA’s Rule 38a-1 policies and procedures.

(v)	Noninterference. TC Services (and anyone acting under the direction of TC Services) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence CREF’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

9.	Investigation; Proceedings; Complaints.

(a)     CREF and TC Services agree to cooperate fully in: (i) any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to CREF or TC Services, their affiliates and their representatives and (ii) any other governmental or regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding (including inquiries from the U.S. Department of Labor and Internal Revenue Service) with respect to CREF or TC Services, their affiliates and their representatives, to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Distribution Services or the Contracts distributed under this Agreement.

(b)     CREF and TC Services each agree to notify the other party promptly of any customer complaint or notice of any regulatory investigation or proceeding received in connection with the Distribution Services performed under this Agreement. In the case of such a customer complaint, CREF and TC Services will cooperate in investigating such complaint and CREF and TC Services will seek to agree upon a mutually satisfactory response to the customer and any relevant regulatory body or self-regulatory organization.

10.	Duration and Termination of the Agreement.

(a)     This Agreement first became effective with respect to the Contracts as of January 1, 2009.

(b)     This Agreement will continue in effect until terminated in accordance with paragraph I0(c) below.

(c)     This Agreement may be terminated as follows:

(i)	By TC Services, without the payment of any penalty on sixty days’ written notice to CREF;

(ii)	By CREF, without the payment of any penalty, on sixty days’ written notice to TC Services, by vote of the Board, including a majority of the Board members who are not “interested persons” (as that term is defined in the 1940 Act) of any party to this Agreement and have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in any agreements related to the Rule 12b-1 Plan, including this Agreement (“Independent Trustees”), subject to annual review by the Independent Trustees as provided in paragraph (e) below;

(iii)	By vote of a majority of the outstanding voting securities CREF, without the payment of any penalty, on not more than sixty days’ written notice to TC Services; and

(iv)	Automatically, in the event of its assignment by any party hereto or in the event that any Federal or state authority or self-regulatory organization has enjoined, terminated the registration or license of, or otherwise barred any party to this Agreement from performing any material aspect of this Agreement.

(d)     Upon termination of this Agreement, all authorizations, rights and obligations will cease except the obligation to settle accounts under this Agreement and the agreements contained in Sections 2, 7(b) and 9 hereunder, this Section 10(d), and Sections 4 and 5 as they relate to Distribution Services previously performed while this Agreement was in effect.

(e)     Annual Approval of Independent Trustees. This Agreement shall continue in effect beyond May 1, 2009 only if its continuance is approved annually by the Board including a majority of the Independent Trustees. This approval shall include approval of the Distribution Services Expense Deduction Rate for each Account. In connection with the annual approval process, TC Services will represent that all expenses charged or allocated to CREF under Sections 1(a) and 5 hereof are properly allocable to CREF under this Agreement and applicable laws and are based on a fair and reasonable allocation methodology developed by T1AA on behalf of TC Services and described to the Board. In connection with this annual approval, the Board shall find that this Agreement is in the best interests of CREF’s participants.

(f)     Modification. This Agreement may be amended or changed as mutually agreed upon in writing by the parties from time to time, provided, however, that any amendment of this Agreement shall not be effective until approved by the Board, including a majority of the Independent Trustees.

11.     Further Actions. Both parties agree to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

12.     Compliance with Relevant Law. Any representation or warranty of compliance with any law or agreement to comply with any law means material compliance with applicable law.

13.     Governing Law. This Agreement shall be governed by and shall be construed and interpreted in accordance with, the laws of the State of New York, applicable provisions of the Federal Securities Laws and the rules and interpretations thereunder, the applicable requirements of FINRA, and other federal laws and regulations which may be applicable, as at the time in effect, including such exemptions and other relief as the SEC, its staff, or other regulatory authorities may grant. To the extent that the applicable law of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the Securities Laws and rules thereunder or other federal laws and regulations which may be applicable, the latter will control.

14.     Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by the applicable Federal Securities Laws, state (or other jurisdiction), law or self-regulatory organization rule, or prohibit a party from taking action required by the applicable Federal Securities Laws, state (or other jurisdiction) law, or self-regulatory organization rule then it is the intention of the parties hereto that such provision will be enforced to the extent permitted under the law or rule, and, in any event that all other provisions of this Agreement will remain valid and duly enforceable as if the provisions at issue had never been a part of this Agreement.

15.     Counterparts. This Agreement may he executed in any number of counterparts, each of which will be deemed an original and all of which will be deemed one instrument.

16.     Notices. All notices and other communications provided for hereunder will he in writing and will be delivered by hand, mailed first class, postage prepaid, or sent by a nationally recognized overnight delivery service that provides evidence of delivery, addressed as follows:

(a)	If to CREF:

College Retirement Equities Fund 730 Third Avenue New York, New York 10017-3206 Attention: President

(b)	If to TC Services:

TIAA-CREF Individual & Institutional Services, LLC 730 Third Avenue New York, New York 10017-3206 Attention: President

or to such other address as the parties will designate by notice to each other.

17.     Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, CREF and TC Services have caused this Agreement, as amended, to be executed in their names and on their behalf by and through their duly authorized officers as of May I, 2016.

COLLEGE RETIREMENT EQUITIES FUND

By:		Attest:
	Name:	Name:
	Title:	Title:

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:		Attest:
	Name:	Name:
	Title:	Title:

Schedule A

CREF Accounts

Bond Market Account

Equity Index Account

Global Equities Account

Growth Account

Inflation Linked Bond Account

Money Market Account

Social Choice Account

Stock Account

Date: May 1, 2016

Date: May 1, 2016	COLLEGE RETIREMENT EQUITIES FUND

(seal)
By:
Attest:	Title:

TIAA-CREF INDIVIDUAL &
Title:	INSTITUTIONAL SERVICES, LLC

(seal)
By:
Attest:	Title:

Title:

Schedule B

Reimbursement Rates

For the services rendered and expenses incurred in connection with the Distribution Services as provided the Agreement, the amount currently payable from the net assets of each Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will he [  ]% (corresponding to an annual rate of [  ]% of average daily net assets).

Date: May 1, 2016	COLLEGE RETIREMENT EQUITIES FUND
(seal)

By:
Attest:	Title:
Title:

TIAA-CREF INDIVIDUAL &
(seal)	INSTITUTIONAL SERVICES, LLC

Attest:

By:
Title:

Title: